Exhibit 99.3

Unaudited pro forma combined financial information

Our historical consolidated financial statements and the historical financial statements of Kessler Rehabilitation Corporation are included in our Form S-4 filed with the Securities and Exchange Commission on October 17, 2003 (the “Form S-4”). The unaudited pro forma combined financial information presented herein should be read together with those financial statements and related notes and “Management’s discussion and analysis of financial condition and results of operations” included in the Form S-4.

We prepared the unaudited pro forma combined financial information to reflect:

•	The acquisition of Kessler Rehabilitation Corporation; and

•	The sale of the old notes described in the Form S-4

as if such events had occurred on January 1, 2002 and January 1, 2003 for the pro forma combined statements of operations for the year ended December 31, 2002, and the six months ended June 30, 2003, respectively. We prepared the pro forma combined balance sheet as if the events had occurred on June 30, 2003.

We adjusted our historical consolidated statements of operations for the year ended December 31, 2002 and the six months ended June 30, 2003 to arrive at the unaudited pro forma combined statements of operations for the year ended December 31, 2002 and the six months ended June 30, 2003.

No adjustments have been made with respect to a number of small acquisitions made during 2002 and 2003 since these acquisitions are not material to the pro forma results.

The acquisition of Kessler Rehabilitation Corporation for $228.3 million in cash, the assumption of $1.7 million of indebtedness and estimated acquisition and reorganization costs of $16.6 million has been accounted for using the purchase method of accounting. Actual acquisition costs may differ from this estimate based upon our final integration plans. The purchase price was allocated to the fair value of Kessler Rehabilitation Corporation’s assets and liabilities based on preliminary valuation estimates. The excess purchase price was allocated to goodwill. Under generally accepted accounting principles, goodwill is not amortized but is reviewed for impairment annually. A formal valuation study is currently being performed to identify and value all tangible and identifiable intangible assets. Thus, the actual acquisition costs and the allocation of these costs may differ from these pro forma financial statements. If our non-goodwill assets are written up to a higher fair value in connection with the valuation study, our expenses in the future will be higher as a result of increased depreciation or amortization of our assets.

Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

The pro forma combined statements of operations are not necessarily indicative of results that would have occurred had the acquisition been completed on January 1, 2002 and January 1, 2003 and should not be construed as being representative of future results of operations.

Unaudited pro forma combined balance sheet

	As of June 30, 2003

	Select	Kessler
(Dollars in thousands)	historical	historical	Adjustments		Pro forma

Current assets:
Cash and cash equivalents	$91,351	$20,537	$(85,417	) (a)(b)(g)	$26,471
Accounts receivable, net	199,723	45,003	-		244,726
Current deferred tax asset	42,058	14,005	(413	)(b)	55,650
Other current assets	17,265	4,595	-		21,860

Total current assets	350,397	84,140	(85,830)		348,707
Property and equipment, net	112,421	59,334	5,269	(i)	177,024
Goodwill	211,348	23,005	83,639	(c)	317,992
Trademark	37,875	-	-		37,875
Intangible assets	935	-	23,956	(j)	24,891
Prepaid pension expense	-	15,526	(15,526	) (d)	-
Non-current deferred tax asset	7,262	2,100	5,795	(d)(e)(f)	15,157
Other assets	17,622	4,581	5,013	(e)(f)(g)	27,216

Total assets	$737,860	$188,686	$22,316		$948,862

Current liabilities:
Bank overdrafts	$6,765	$-	$-		$6,765
Current portion of long-term debt and notes payable	22,176	3,795	(2,750	) (f)	23,221
Accounts payable and accrued expenses	135,031	22,811	10,479	(b)(h)	168,321
Income taxes payable	8,917	1,109	(3,921	) (b)(e)(k)	6,105
Due to third party payors	31,438	3,771	-		35,209

Total current liabilities	204,327	31,486	3,808		239,621
Long-term debt, net of current portion	201,767	35,458	140,250	(f)(g)	377,475
Other long-term liabilities	-	1,260	(1,260	) (b)(f)	-

Total liabilities	406,094	68,204	142,798		617,096
Minority interest in consolidated subsidiary companies	5,227	-	-		5,227
Stockholders’ equity:
Common stock	481	2	(2	)(l)	481
Capital in excess of par	238,685	114,430	(114,430	) (l)	238,685
Retained earnings	83,240	6,815	(6,815	) (l)	83,240
Accumulated other comprehensive income (loss)	4,133	(765)	765	(l)	4,133

Total stockholders’ equity	326,539	120,482	(120,482)		326,539
Total liabilities and stockholders’ equity	$737,860	$188,686	$22,316		$948,862

Unaudited pro forma combined statement of operations

	Six months ended June 30, 2003

	Select	Kessler
(Dollars in thousands except per share data)	historical	historical	Adjustments		Pro forma

Net operating revenues	$638,525	$118,632	$-		$757,157

Operating expenses	556,134	111,013	-		667,147
Depreciation and amortization	14,706	4,729	1,711	(j)	21,146

Total costs and expenses	570,840	115,742	1,711		688,293

Income from operations	67,685	2,890	(1,711)		68,864
Equity in income from joint ventures	-	(8)	(152	)(e)	(160)
Interest expense, net	11,706	1,265	5,923	(f)(g)	18,894

Income before minority interests and income tax expense	55,979	1,633	(7,482)		50,130
Minority interests	1,537	-	-		1,537

Income before income taxes	54,442	1,633	(7,482)		48,593
Income tax expense	21,357	677	(2,902	) (m)	19,132

Net income	$33,085	$956	$(4,580)		$29,461

Basic income per common share	$0.70				$0.62
Weighed average basic common shares outstanding (in thousands)	47,339				47,339
Diluted income per common share	$0.66				$0.59
Weighted average diluted common shares outstanding (in thousands)	50,002				50,002

Unaudited pro forma combined statement of operations

	Year ended December 31, 2002

	Select	Kessler
(Dollars in thousands except per share data)	historical	historical	Adjustments		Pro forma

Net operating revenues	$1,126,559	$227,635	$-		$1,354,194

Operating expenses	999,280	193,461	-		1,192,741
Depreciation and amortization	25,836	8,443	3,422(j	)	37,701

Total costs and expenses	1,025,116	201,904	3,422		1,230,442

Income from operations	101,443	25,731	(3,422)		123,752
Equity in losses from joint ventures	-	1,636	(747	)(e)	889
Interest expense, net	26,614	2,181	11,760	(f)(g)	40,555

Income before minority interests, income tax expense and cumulative effect of accounting change	74,829	21,914	(14,435)		82,308
Minority interests	2,022	-	-		2,022

Income before income taxes and cumulative effect of accounting change	72,807	21,914	(14,435)		80,286
Income tax expense	28,576	9,401	(5,546	)(m)	32,431

Income before cumulative effect of accounting change	$44,231	$12,513	$(8,889)		$47,855

Basic income per common share	$0.95				$1.03
Weighted average basic common shares outstanding (in thousands)	46,464				46,464
Diluted income per common share	$0.90				$0.97
Weighted average diluted common shares outstanding (in thousands)	49,128				49,128

Notes to unaudited pro forma combined

financial information

The following adjustments were applied to our consolidated statements of operations and consolidated balance sheet and the financial statements of Kessler Rehabilitation Corporation.

(a)	The elimination of $19.9 million of cash being held by Kessler Rehabilitation Corporation at June 30, 2003, that exceeded the target working capital of $34.4 million as specified by the stock purchase agreement. This excess cash was distributed to the selling stockholder prior to closing.

(b)	We eliminated accrued director fees and deferred compensation costs of $1.0 million in short term liabilities and $0.5 million in long term liabilities at June 30, 2003, and reclassified the associated deferred tax asset of $0.4 million at June 30, 2003 to income taxes payable. These liabilities of $1.5 million were paid in cash at closing.

(c)	The elimination of goodwill recorded on the historical Kessler Rehabilitation Corporation’s balance sheets of $23.0 million at June 30, 2003. This was offset by goodwill related to the Kessler Acquisition in the amount of $106.6 million at June 30, 2003.

(d)	We removed prepaid pension expense of $15.5 million at June 30, 2003, from the Kessler Rehabilitation Corporation’s consolidated balance sheet, because this asset is excluded from the assets we acquired under the stock purchase agreement. Additionally, the non-current deferred tax asset relating to the prepaid pension asset of $6.4 million at June 30, 2003 was eliminated, as the liability, which is an offset to the deferred tax asset, which will not be realized by the combined company.

     (e) We reflected:

•	The elimination of $0.2 million from the consolidated balance sheet at June 30, 2003 that represents the investment in Kessler Assisted Living Centers, LLC and the loss in joint ventures attributable to Kessler Assisted Living Centers, LLC reflected on the consolidated income statements of $0.7 million, and $0.2 million for the year ended December 31, 2002 and the six months ended June 30, 2003, respectively, because the asset is excluded from the assets we acquired under the stock purchase agreement.

•	The reclassification of the deferred tax asset of $0.1 million at June 30, 2003 associated with the investment in the Kessler Assisted Living Centers, LLC to income taxes payable.

•	An increased tax liability resulting from the sale of Kessler Assisted Living Centers, LLC at closing of $0.8 million.

(f)	We reflected:

•	The elimination of the syndicated credit facility loans on Kessler Rehabilitation Corporation’s historical balance sheet of $2.8 million current portion of long term debt and $34.8 million non- current portion of long term debt at June 30, 2003 as these loans will not be assumed as part of the Kessler Acquisition. We also reflected the removal of the deferred financing costs associated with the syndicated credit facility loans of $0.4 million at June 30, 2003. This resulted in a reversal of interest expense of $2.5 million and $1.2 million for the year ended December 31, 2002 and the six months ended June 30, 2003, respectively.

•	The elimination of a non-current liability of $0.8 million and its related deferred tax effects of $0.5 million associated with an interest rate hedge on Kessler Rehabilitation Corporation’s historical balance sheet at June 30, 2003 that was terminated at closing.

(g)	We reflected:

•	An addition of $175.0 million senior subordinated notes due 2013 at June 30, 2003 at an interest rate of 7.50%. This increases interest expense by $13.1 million and $6.6 million for the year ended December 31, 2002 and the six months ended June 30, 2003, respectively.

•	The use of these proceeds, in addition to $64.0 million of our cash was used to fund the cash purchase price for Kessler Rehabilitation Corporation of $228.3 million, acquisition costs of $5.1 million and financing and related fees of $5.6 million.

•	A decrease in interest income of $0.6 million and $0.3 million for the year ended December 31, 2002 and the six months ended June 30, 2003, respectively, that resulted from the use of $64.0 million in cash to fund the Kessler acquisition.

•	Amortization of estimated deferred financing costs of $5.6 million resulting in an increase of interest expense by $0.6 million and $0.3 million for the year ended December 31, 2002 and the six months ended June 30, 2003, respectively.

(h)	We recorded an additional $11.5 million liability for estimated acquisition and reorganization costs.

(i)	We recorded a $5.3 million step-up in asset basis for Kessler’s land.

(j)	We recorded $24.0 million relating to a noncompete that will be amortized over seven years and the related amortization expense of $3.4 million and $1.7 million for the year ended December 31, 2002 and for the six months ended June 30, 2003, respectively.

(k)	We recorded the estimated tax benefit relating to the exercise of stock options at the acquisition date of $4.2 million.

(l)	We eliminated Kessler Rehabilitation Corporation’s historical stockholders’ equity.

(m)	We recorded a tax benefit of $5.5 million and $2.9 million for the year ended December 31, 2002 and the six months ended June 30, 2003, respectively, to account for the tax effects of the pro forma adjustments at the tax rate of 38.4% and 38.8% which approximates state and federal statutory rates for the year ended December 31, 2002 and for the six months ended June 30, 2003, respectively.